EXHIBIT 12
UNITED COMMUNITY BANKS, INC.
RATIO OF EARNINGS TO FIXED CHARGES (Regulation S-K 503 (d))

		Three Months Ended March 31,		Year Ended December 31,
		2011		2010		2009		2008		2007		2006

EARNINGS
+	Pre-tax income from continuing operations	(237,476)		(432,292)		(319,499)		(101,811)		88,974		107,777
+	Fixed charges	24,040		116,686		176,574		230,528		277,614		209,871
+	Amortization of capitalized interest	-		-		-		-		-		-
-	Capitalized interest	-		-		-		-		-		-
-	Preferred TARP dividends (pre-tax equivalent)	(3,483)		(13,846)		(13,846)		(962)		-		-
-	Preferred TARP accretion (pre-tax equivalent)	(520)		(2,004)		(1,890)		(127)		-		-
-	Preferred dividends (pre-tax equivalent)	(5)		(20)		(22)		(24)		(28)		(30)
	Total earnings	(217,444)		(331,476)		(158,683)		127,604		366,560		317,618
	Interest on deposits	15,161		81,732		141,377		198,301		229,591		169,297
	Total earnings exc. deposit int.	(232,605)		(413,208)		(300,060)		(70,697)		136,969		148,321

FIXED CHARGES
+	Interest expensed	19,573		100,071		159,734		228,265		276,434		208,815
+	Interest capitalized	-		-		-		-		-		-
+	Interest included in rental expense	193		745		1,082		1,150		1,152		1,026
+	Preferred TARP dividends (pre-tax equivalent)	3,483		13,846		13,846		962		-		-
+	Preferred TARP accretion (pre-tax equivalent)	520		2,004		1,890		127		-		-
+	Preferred Series D dividends (pre-tax equivalent)	266		-		-		-		-		-
+	Preferred Series D accretion (pre-tax equivalent)	-		-		-		-		-		-
+	Preferred dividends (pre-tax equivalent)	5		20		22		24		28		30
	Total fixed charges	24,040		116,686		176,574		230,528		277,614		209,871
	Interest on deposits	15,161		81,732		141,377		198,301		229,591		169,297
	Total fixed charges exc. deposit int.	8,879		34,954		35,197		32,227		48,023		40,574

RATIO OF EARNINGS TO FIXED CHARGES
	Including interest on deposits	(9.05	) x	(2.84	) x	(.90	) x	.55	x	1.32	x	1.51	x
	Excluding interest on deposits	(26.20	) x	(11.82	) x	(8.53	) x	(2.19	) x	2.85	x	3.66	x

DEFICIENCY (503(d) 1(A)) with deposit int	241,484	448,162	335,257	102,924	-	-
DEFICIENCY (503(d) 1(A)) without deposit int	241,484	448,162	335,257	102,924	-	-